EXHIBIT 10.1
Lease Extension
     We, the undersigned, hereby agree to renew and extend that Lease between Sunbeam Development Corporation (Lessor) and NMHCRX MAIL ORDER, Inc., a division of National Medical Health Card Systems, Inc. (Lessee) on property located at 9994 Premier Parkway, Miramar, Florida, for an additional Five (5) Year Period, commencing January 1, 2008 and ending on December 31, 2012. The monthly rent is to be as follows:
$15,305.41 per month plus applicable sales tax from January 1, 2008 thru December 31, 2008;

$15,917.62 per month plus applicable sales tax from January 1, 2009 thru December 31, 2009;

$16,554.33 per month plus applicable sales tax from January 1, 2010 thru December 31, 2010;

$17,216.50 per month plus applicable sales tax from January 1, 2011 thru December 31, 2011;

$17,905.16 per month plus applicable sales tax from January 1, 2012 thru December 31, 2012.

Rents for months not listed above shall remain unchanged.
Lessee and Lessor each represent to the other that no broker is due a commission from this Lease Extension.
No security deposit shall continue to be held under this Lease.
All other terms and conditions will remain unchanged, except for the following changes which shall be effective immediately unless noted otherwise below (references are to the business lease dated November 18, 2002 between Lessor and Lessee which was modified on July 31, 2003);
a.	Witnesseth Paragraph : Replace “Such payments are in addition to all other payments to be made under this Lease by Lessee, including but not limited to those described in Paragraph 28.” with “The term “rent” under this Lease shall include the monthly sums referenced above (including applicable sales taxes), and all other sums due under this Lease, including but not limited to those described in Paragraphs 20 and 28.”
b.	Paragraph 1 , line 4: Replace “delayed, and all” with “delayed. Notwithstanding any assignment of this Lease, Lessee shall remain fully responsible for its obligations under this Lease. Furthermore, Lessee acknowledges that in the event it subleases or assigns all or a portion of the Premises and the associated subtenant/assignee holds over in the Premises beyond the end of the term of this Lease, Lessee shall be responsible for paying rent, Lessee’s Proportionate Share of Expenses and the holdover penalty for the entire Premises during the period of the subtenant’s/assignee’s holdover, regardless of whether the subtenant/assignee is subleasing (and/or occupying) all or only a portion of the Premises. All”
c.	Paragraph 6 : Add the following to the end of the Paragraph:
“For purposes of this Lease, the term “abandon” shall be defined to mean the failure by Lessee, (i) to keep the Premises properly lit, air conditioned, dehumidified, and secured for a period of more than five (5) calendar days, and/or (ii) to properly maintain the electrical and interior plumbing systems and promptly notify Lessor of roof leaks, and/or (iii) to provide Lessor access to Premises when reasonably requested to allow inspections to insure proper functioning of the Building including but not limited to the roof, plumbing, sewer, electrical, and other systems.”
d.	Paragraph 12 : Add the following at the end of the paragraph:
“(b) Lessee shall give written notice to Lessor not less than thirty (30) days prior to the end of the term of this Lease for the express purpose of arranging a meeting with Lessor for a joint inspection of the Premises. At such meeting, Lessee and Lessor shall make a list of all repairs that are required to be made by Lessee. In the event (i) Lessee does not provide such written notice or make itself available for the joint inspection, (ii) Lessee does not make the repairs noted at the joint inspection prior to the end of the term of this Lease or (iii) Lessee (its subtenants, assignees, agents, contractors or invitees) causes or permits to occur any further damage the Premises between the time of the joint inspection and the end of the term of this Lease, then Lessor shall have the right to obtain prices for the required repairs and submit a bill for same to Lessee for immediate reimbursement by Lessee pursuant to this Paragraph 12(b). The prices for the required repairs obtained by Lessor shall be deemed conclusively correct for the purpose of determining the cost to make the repairs.”
e.	Paragraph 23, line 2: delete the words “plate glass”.
f.	Paragraph 25, line 3: Change “lighting, loading areas” to “exterior lighting, exterior loading areas”
g.	Paragraph 28, line 4: Change “rent” with “schedule of rental payments”.
h.	Paragraph 36 is hereby deemed null and void.
i.	Paragraph 38, line 2: Delete “for a minimum of three (3) years”.
j.	Paragraph 38, line 2: Replace “18,850” with “36,000”.
k.	Add Paragraph 42: Cancellation Option. Provided there are no defaults under this Lease and all payments due hereunder have been made to Lessor by Lessee, Lessee may cancel this Lease effective December 31, 2010. Said cancellation is subject to Lessee providing Lessor with six (6) months prior written notice (sent certified mail, return receipt requested) together with payment of $100,000.00 cancellation fee. Said payment must be included with Lessee’s cancellation notice to Lessor in order for such notice to be effective. Rent and Lessee’s Proportionate Share of Expenses shall be payable thru December 31, 2010. In the event Lessee does not provide Lessor with the aforedescribed cancellation notice and fee prior to June 30, 2010, Lessee’s Cancellation Option shall be deemed null and void.

     IN WITNESS WHEREOF, the parties hereto have hereunto executed this instrument for the purpose herein expressed, the day and year above written.
     Signed, sealed and delivered in the presence of:

LESSOR: Sunbeam Development, Inc.

/s/ Clara Pink	/s/ Andrew Ansin

Witness Sign Name	Andrew L. Ansin, Vice President

Clara Pink	1/28/08

Witness Print Name	Date

/s/ Anna Morales

Witness Sign Name

Anna Morales

Witness Print Name

LESSEE: NMHCRX Mail Order, Inc.

/s/ Elisa Rosenthal	/s/ George McGinn

Witness Sign Name	Sign

Elisa Rosenthal	George McGinn

Witness Print Name	Print

/s/ Angel Rella	General Counsel

Witness Sign Name	Title

Angel Rella	1/24/08

Witness Print Name	Date